Exhibit 99.1

Shuttle Pharmaceuticals Holdings, Inc. Announces Receipt of NASDAQ Noncompliance Letter

Gaithersburg, Maryland, August 28, 2026 — Shuttle Pharmaceuticals Holdings, Inc. (NASDAQ: SHPH) (the “Company” or “Shuttle”), today announced that the Company is not in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) as a result of its failure to file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026 with the Securities and Exchange Commission by the required due date.

The Company intends to file the Form 10-Q as soon as practicable.

The Company is required to submit a plan, by October 27, 2026, which outlines the steps the Company expects to take to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the due date of the Form 10-Q, or until February 22, 2027, to regain compliance. However, there can be no assurance that Nasdaq will accept the Company’s plan to regain compliance or that the Company will be able to regain compliance within any extension period granted by Nasdaq.

The Nasdaq Notice has no immediate effect on the listing or trading of the Company’s common stock, though Nasdaq makes available to investors a list of non-compliant companies, which will include Shuttle beginning on approximately September 4, 2026. As part of this process, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers. If the Company fails to timely regain compliance, the Company’s common stock will be subject to delisting from Nasdaq.

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About Shuttle Pharmaceuticals

Shuttle (NASDAQ: SHPH) owns a pharmaceutical software AI driven platform for molecular discovery and early-stage drug development. By combining modern AI techniques with structured scientific workflows, the Molecule.ai platform helps researchers explore the chemical space more efficiently, evaluate molecular ideas with greater clarity and make more informed decisions during the earliest stages of drug development.

United Dogecoin, a wholly-owned subsidiary of Shuttle, is a start-up digital infrastructure company focused on the development, ownership, and operation of large-scale computing infrastructure supporting blockchain networks, artificial intelligence, and high-performance computing workloads. It is seeking to build an energy-first digital infrastructure platform designed to deploy computing capacity across multiple end markets as demand evolves.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the filing of our Form 10-Q for the fiscal quarter ended June 30, 2026. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks related to the timing and results of the completion of the required procedures and documentation by our independent registered public accounting firm with respect to its review of our Form 10-Q, our ability to file the Form 10-Q, acceptance of any compliance plan we may submit to Nasdaq, and factors discussed in the “Risk Factors” section of Shuttle’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.